UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-6920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 24, 2006, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Applied Materials, Inc. (“Applied”) approved the performance goals and a bonus formula under Applied’s Senior Executive Bonus Plan (the “Plan”) that will be used to calculate bonus awards for Applied’s most senior executive officers for fiscal year 2006.

As set forth in the Plan document that was approved by Applied’s stockholders at the 2002 Annual Meeting of Stockholders, the Committee may choose from a range of specified and defined performance measures in setting the performance goals.

For Michael R. Splinter, President and Chief Executive Officer; Franz Janker, Executive Vice President, Sales and Marketing; and Nancy H. Handel, Senior Vice President, Chief Financial Officer, the Committee chose three primary measures: Applied’s earnings per share, Applied’s relative annual revenue growth, and certain strategic goals, which include entry into new markets, extension of Applied’s leadership, and strong operational and financial performance.

For Farhad Moghadam, Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering; Thomas St. Dennis, Senior Vice President, General Manager Etch and Front End Products Business Group; and Mark R. Pinto, Senior Vice President, Chief Technology Officer and General Manager New Business and New Products Group, the Committee chose three primary measures: Applied’s earnings per share, financial and operational objectives for each officer’s respective business units, and certain strategic goals that are similar or the same as described above. Depending on the respective business units for which each officer has responsibility, the financial and operational objectives relate to business unit revenue, profits, quality and reliability, efficiency, product development, customer satisfaction, technological innovation and leadership and human resources.

Even if the goals described above are achieved, no bonus will be paid under the Plan unless Applied achieves a specified level of profit after tax. If a bonus does become payable under the formula, the bonus may be increased if Applied’s total stockholder return for the year is positive and exceeds the total stockholder return for a diversified group of other large capitalization companies. However, a bonus first must be earned under the applicable bonus formula. No bonus will be payable solely on account of total stockholder return performance. The bonus to Michael R. Splinter under the Plan will range from zero to 450% of his annual base salary. The bonus for the other executive officers named above will range from zero to 375% of annual base salary, depending on the officer. For all of the officers, the maximum bonus will be payable only if actual performance significantly exceeds all targeted goals and total stockholder return is extremely high compared to the other specified large companies.

The actual bonuses paid (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals described above. Extraordinary, non-recurring items generally will be excluded when determining actual performance, unless otherwise determined by the Committee during its regular review of actual performance versus the specified goals. In addition, the Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable under the Plan based on actual performance. An executive must remain an employee for all of fiscal year 2006 in order to be eligible for any bonus under the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: January 27, 2006	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary